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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE

For Immediate Release:

MIAMI - BASED POPEYES CHICKEN & BISCUITS FRANCHISEE ANNOUNCES SECOND QUARTER RESULTS

Miami, Fl, May 15, 2002 - Interfoods of America, Inc., (OTCBB-IFDA), the Miami-Based Popeye's Chicken & Biscuits Franchisee, announced its second quarter results for the fiscal quarter ended March 31, 2002.

Revenues for the second quarter increased 4.6% to $39,739,756 for the fiscal quarter ended March 31, 2002 compared to total revenue of $38,002,498 for the fiscal quarter ended March 31, 2001. The Company reported net income of $544,075 or $ .11 per share for the second quarter of Fiscal 2002 as compared to net income of $435,903 or $.08 per share for the second quarter of Fiscal 2001. Revenues for the six-month period ended March 31,2002 increased 3.3% to $77,343,372 compared to total revenue of $74,845,124 for the six-month period ended March 31, 2001. The Company reported net income of $812,149 or $ .16 per share for the first six-months of Fiscal 2002 as compared to net income of $799,816 or $.16 per share for the first six-months of Fiscal 2001

The Company achieved comparable store restaurant sales for restaurants open more than one year of 4.2% for the second quarter ended March 31, 2002 and 3.3% for the six-months ended March 31, 2002.

Popeye's Chicken & Biscuits is the second-largest chicken chain in the world in terms of sales. It offers unique Cajun, or New Orleans, style chicken along with side dishes that include red beans and rice, shrimp and crawfish, as well as mashed potatoes and gravy. The brand has a presence in 40 states and 23 countries worldwide.